Exhibit 99.1

Casablanca Mining Cancels Anti-Dilution Obligations

SAN DIEGO--(BUSINESS WIRE)--CASABLANCA MINING (OTCQB: CUAU) announced today that its CEO, Juan Carlos Camus, has cancelled the anti-dilution feature of his convertible promissory note in the amount of $1,087,000 from Casablanca Mining through the exchange of this note for 2 million shares of Casablanca common stock, $130,000 in cash and a new promissory note. The new note is in the principal amount of $1,000,000 and bears interest at the rate of 10% per annum, payable monthly, and matures on November 1, 2012, the same date as the prior note.

In connection with this transaction, Casablanca Mining President and Director, Zirk Engelbrecht, and Directors Angelique de Maison and Thomas Ronk each agreed to vote 3.5 million of their shares respectively as directed by Juan Carlos Camus until December 31, 2013.

Juan Carlos Camus, CEO, said, "Casablanca Mining has graduated from its formation period to a diversified mining company with multiple projects requiring investment capital from a variety of entities. As such, I cancelled the anti-dilution provisions so that management and investors alike will be investing in Casablanca Mining on equal terms.”

As of the foregoing cancellation, there are no anti-dilution clauses or contracts in effect at Casablanca Mining.

About Casablanca Mining, Ltd.:

Casablanca Mining (OTC: CUAU), through its wholly owned subsidiary Santa Teresa Minerals, S.A., engages in the acquisition, exploration, development, and operation of precious metal properties in South America. Its gold and copper mining operations are based near Santiago, Chile. Santa Teresa Minerals currently has, directly and indirectly through various equity interests, mining rights in a producing gold mine, “Free Gold,” and in exploration projects, the “Casuto Project,” consisting of Los Azules 1-3, Tauro 1-6, Los Chipi 1-16 and the “New Gold Project,” consisting of Los Pinos 1-30 and Teresita 1-20. These projects include 30 different mining and mineral exploration properties including gold, copper and copper sulfate. Santa Teresa Minerals also owns a 60% equity position of Sociedad Sulfatos Chile S.A., a copper sulfate production project that owns the Anica Copper Mines, and a 60% equity position in a company with the rights to a revolutionary mining technology that extracts gold, silver and copper from raw mining materials using a proprietary and patented electrolysis method of electromining.

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FORWARD LOOKING STATEMENT: This press release contains forward-looking statements, including expected industry patterns and other financial and business results and estimates that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results or estimates expressed or implied by this press release. Such risk factors include, among others: whether Casablanca Mining can successfully execute its operating plan, including mining and exploration projects; results of exploration, project development and capital costs of mineral properties; volatility of market prices for gold, copper and copper sulfate; Casablanca Mining’s ability to integrate acquired companies and technology; Casablanca Mining’s ability to retain key employees; general market conditions; and other factors discussed under “Risk Factors” in our annual report on Form 10-K filed with the Securities and Exchange Commission on April 18, 2011. Actual results may differ materially from those contained in the forward-looking statements in this press release. Casablanca Mining does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contacts

Casablanca Mining, Ltd.

Zirk Engelbrecht, President

619-717-8047

zirk@casablancamining.com

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